Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 5/14/2018	Rule 424 (b) (3)
(To Prospectus Dated May 1, 2014)	File No. 333-178919

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

5/14/2018 through 5/20/2018	Under $15,000	1.15%	1.16%
	$15,000 through $50,000	1.35%	1.36%
	$50,000 and above	1.50%	1.51%